UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 23, 2012

AMERICAN EAGLE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 W. Main Street, Suite 202, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

1. On May 23, 2012, we provided an update on our Spyglass Bakken and Three Forks Projects in Divide County, North Dakota.

We put our first operated well, the Christianson 15-12-163-101 well (“Christianson 15-12”), on production from the Three Forks Formation after completing a cleanout of the lateral section and installing production equipment. The well has produced an average of approximately 625 barrels of oil per day (“BOPD”), with a current oil cut of 50% after four days of production and recovery of about 10% of the load water.

Our Cody 15-11-163-101 well (“Cody 15-11”) is located one mile west of the Christianson 15-12 and is currently on flowback following completion of the stimulation of the Three Forks zone on May 21st. The Coplan 1-3-163-101 (“Coplan 1-3”) is currently drilling horizontally in the Three Forks Formation, with approximately 3000 feet completed in the planned 9600’ lateral section. All three of these wells are in adjacent 1280 acre spacing units.

We own approximate working interests of 35%, 35%, and 13% in the Christianson, Cody and Coplan wells, respectively. All three of these wells are subject to the recently announced financing agreement, pursuant to which our costs of drilling, completing and equipping each of the wells (subject to certain limitations) are to be fully funded by our financing partner.

We expect to continue our development program in additional spacing units to the west and north during the remainder of 2012, including our first Middle Bakken well in the fourth quarter. The next two wells on the drilling schedule are expected to be drilled from a common surface pad in the adjacent unit to the west of the Coplan 1-3. The Anton 4-4-163-101 well, in which we own a 44% working interest, will be drilled to the south in Sections 4 and 9. The Elizabeth 4-4N-163-101 well, in which we own a 38% working interest, will be drilled to the north to develop Sections 28 and 33 in T164N-101W. These two wells are also subject to the same, recently announced financing agreement.

We have participated in several significant outside operated wells within the Spyglass area. SM Energy has recently completed drilling and casing the Adams 1-18H well as an east offset to the Christianson 15-12. The Adams 1-18H well was fracture stimulated on May 28th and has begun flowback operations. SM Energy has also completed drilling and casing the Gublranson 2-1H, approximately six miles east of the Adams 1-18H location. The Gulbranson well is a direct offset to the Nomad 6-7-163-99H well (“Nomad 6-7”) that is operated by Samson Resources. The Nomad well was completed in March with an initial flow rate of more than 900 BOPD. The well was recently cleaned out and put on pump at an average rate of 515 BOPD with a 68% oil cut. American Eagle owns 19%, 12%, and 14% working interest in the Adams, Gulbranson and Nomad wells, respectively.

2. On May 30, 2012, we provided additional production information on our Spyglass Bakken and Three Forks Projects in Divide County, North Dakota, following our May 23, 2012 news announcement.

Our Cody 15-11, which was fracture stimulated on May 21st, has flowed at an average rate of approximately 602 BOPD, 571 thousand cubic feet of gas per day (MCFPD) and 752 barrels of water per day (BWPD) over the last five days. The well is currently producing with a 56% oil cut. We expect to continue flowing the well for a short period prior to shutting it in to install pump equipment and surface production facilities.

The Christianson 15-12, has been producing on pump with average rates of 595 BOPD, 385 MCFPD and 574 BWPD over the last ten days. The producing oil cut on the well has increased to approximately 60%. Both of these wells are producing from the Three Forks Formation.

Copies of our press releases dated May 23, 2012, and May 30, 2012, are furnished and attached to this Current Report as Exhibits 99.1 and 99.2, respectively.

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SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit

99.1	Registrant’s Press Release Dated May 23, 2012

99.2	Registrant’s Press Release Dated May 30, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2012	AMERICAN EAGLE ENERGY CORPORATION

	By:	/s/ Bradley Colby
Bradley Colby
President and Chief Executive Officer

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